                                                                      Exhibit 11
                                                                      ----------
               BOSTON COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except for per share data)
                                  (Unaudited)

                                       Three months      Six months
                                       ended June 30,    ended June 30,
                                       1996      1997    1996     1997
                                       ----      ----    ----     ----
NET INCOME(LOSS) PER COMMON SHARE - PRIMARY

Net income(loss)                      $  (70)  $    43  $  122  $   136
                                      ======   =======  ======  =======

Primary income(loss) per share:
Average common shares outstanding      4,230    12,755   3,783   12,740
Dilutive options and warrants              -       517       -      338
Other (1)                              5,259         -   5,551        -
                                      ------   -------  ------  -------

Average common shares outstanding      9,489    13,272   9,334   13,078
                                      ======   =======  ======  =======

Net income(loss) per common share     $(0.01)  $  0.00  $ 0.01  $  0.01
                                      ======   =======  ======  =======


NET INCOME(LOSS) PER COMMON SHARE - FULL DILUTION


Net income(loss)                      $  (70)  $    43  $  122  $   136
                                      ======   =======  ======  =======

Fully diluted income(loss) per share:
Average common shares outstanding      4,230    12,755   3,783   12,740
Dilutive options and warrants              -       894       -      526
Other (1)                              5,259         -   5,551        -
                                      ------   -------  ------  -------

Average common shares outstanding      9,489    13,649   9,334   13,266
                                      ======   =======  ======  =======

Net income(loss) per common share     $(0.01)  $  0.00  $ 0.01  $  0.01
                                      ======   =======  ======  =======


(1)Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock and stock options issued during the twelve-month period preceding the date of the initial filing of the registration statement with an exercise price below the initial public offering price of $14.00 per share have been included in the calculation of common equivalent shares, using the Treasury stock method, as if they were outstanding for all periods presented.